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                                                                  EXHIBIT (B)(2)
NationsBank
600 Peachtree Street, N.E.
21st Floor
Atlanta, GA 30308-2213

(NationsBank logo appears here)

November 27, 1995
Mr. Vernon J. Nagel
Executive Vice President of Finance,
  Chief Financial Officer, and Treasurer
Kuhlman Corporation
1 Skidaway Village Walk
Suite 201
Savannah, Georgia 31411
Re: Acquisition of Communication Cable, Inc. (CCI)
Gentlemen:
     You have advised NationsBank of Georgia, N.A. ("NationsBank") of your desire to obtain up to $35 million of financing for (a) the acquisition by Kuhlman (the "Company"), or one or more wholly-owned subsidiaries of the Company, of the majority (i.e., an interest constituting a controlling interest) of the outstanding common stock of CCI (the "Acquisition"), (b) ongoing working capital needs arising in connection with the Acquisition, and (c) to pay costs and expenses of the Acquisition. We understand that the Company intends to amend its existing Revolving Credit and Term Loan Facility (the "Facility") to permit the Acquisition and the related financing.
     NationsBank is pleased to inform you of the commitment of NationsBank to provide up to $17.5 million on the same terms and conditions as the Facility (we understand the residual $17.5 million will be provided by the Chase Manhattan Bank; the two $17.5 million commitments collectively referred to as the "Loans") for the financing described above and to use its best efforts in its capacity as Administrative Agent to amend the Facility to permit the Acquisition and the financing. The aforementioned commitments are subject to the following terms and conditions being satisfied in a manner acceptable to NationsBank in its sole discretion:
     (a) the Company obtaining a similar commitment for $17.5 million under essentially the same terms and conditions as outlined herein from a financial institution acceptable to NationsBank;
     (b) the negotiation, execution and delivery of definitive documentation satisfactory to NationsBank;
     (c) the consummation of the Acquisition shall not require any external financing other than the financing proposed herein; provided further that the purchase price for the Acquisition shall not exceed $35 million;
     (d) upon consummation of the Acquisition, either the Company, or one or more wholly owned subsidiaries of the Company, will own a majority and controlling interest in CCI;
     (e) there not occurring since December 31, 1994, or becoming known after the date hereof, any material adverse change with respect to the condition (financial or otherwise), operations, business, assets, liabilities or prospects of the Company and its subsidiaries taken as a whole either before or after giving effect to the Acquisition. The incurring of the indebtedness contemplated herein shall not in and of itself constitute a material adverse change;
     (f) without limiting the more specific conditions contained herein, satisfactory completion of due diligence by NationsBank including review of information as to the business, assets, financial condition and prospects of the Company and its subsidiaries, taken as a whole, and CCI and its subsidiaries individually and taken as a whole, both before and after the Acquisition;

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Mr. Nagel
Page 2
November 27, 1995
     (g) the absence of any material change prior to the earlier of closing or syndication which would impair the closing, funding or syndication of the financing or the proposed amendment to the Facility (the "Amendment");
     (h) payment of all fees and expenses as agreed upon between the Company and NationsBank;
     (i) the Amendment of the existing Facility to permit the Acquisition and the financing contemplated herein.
     In the event any of the conditions to the commitment of NationsBank as set forth above are not satisfied, then NationsBank, at its option, may either suggest alternative financing amounts or structures that ensure adequate protection for NationsBank or decline to provide the financing. NationsBank reserves the right to modify its proposal for the financing from that described in this letter, or to suggest alternative financing amounts or structures if the corporate structure for or terms of the Acquisition is materially different from that presently contemplated. In addition, the willingness of NationsBank to provide the financing described in this letter is further subject to the condition that at the time of the proposed funding, no litigation, inquiry or other action and no injunction or other restraining order shall have been threatened, issued or filed or a hearing therefore be pending or notice with respect to the Acquisition or the making of the Loans.
     You agree to actively assist NationsBank and NationsBanc Capital Markets, Inc. ("NCMI") in achieving a syndication of the financing and in obtaining consents to the Amendment, both of which are satisfactory to NationsBank, NCMI and you. Such syndication will be accomplished by a variety of means, including direct contact during the syndication between senior management and advisors of the Company, senior management and advisors of the entities comprising the Acquisition and the proposed syndicate members. To assist NationsBank and NCMI in its syndication efforts, you hereby agree (a) to provide and cause your advisors to provide NationsBank and NCMI and the lenders under the Facility and the proposed syndicate members (the "Lenders") upon request with all information reasonably deemed necessary by NationsBank and NCMI to obtain the consents and syndicate the financing, including but not limited to, information and evaluations prepared by the Company, CCI, and their respective advisors, or on their behalf, relating to the transactions contemplated hereby, and (b) to assist NationsBank and NCMI in their efforts, including by making available officers and advisors of the Company, CCI, and their respective subsidiaries from time to time to attend and make presentations regarding the business and prospects of the Company, CCI and their respective subsidiaries, as appropriate, at a meeting or meetings of Lenders.
     The definitive financing agreements arising from this commitment shall contain such terms, conditions, representations and warranties, financial covenants and events of default, that, in the opinion of NationsBank, are appropriate for this transaction. Prior to funding NationsBank shall have received opinions of value and other appropriate factual information and expert advice supporting the conclusions that, after giving effect to the Acquisition, neither the Company nor its subsidiaries is insolvent or will be rendered insolvent by the indebtedness incurred in connection therewith, or will be left with unreasonably small capital with which to engage in its business or will have incurred debts beyond its ability to pay such debts as they mature.
     You agree to indemnify and hold harmless NationsBank, NCMI, and any other Lender and each director, officer, employee, attorney and affiliate thereof (each an "Indemnified Person") in connection with any losses, claims, costs, damages, liabilities (or actions or other proceedings, including inquiry and investigation commenced or threatened in respect thereof) or other expenses arising out of or in any way related to or resulting from your actions in connection with the Acquisition or from any of the statements contained in this letter or relating to the extension of the financing contemplated by this letter, or in any way arising from any use or intended use of the proceeds of any of the financing contemplated by this letter (other than in the case of the gross negligence or willful misconduct of an Indemnified Person), and to reimburse such Indemnified Person for investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding out of which any such expenses arise. Your obligations to indemnify such Indemnified Persons and to pay such expenses shall remain effective regardless of whether a definitive financing agreement is executed and notwithstanding the termination of this letter agreement or the commitment of NationsBank hereunder. Neither NationsBank, NCMI nor any other Lender shall be responsible or liable to the other party or any other person for consequential damages that may be alleged as a result of this letter.
     NationsBank reserves the right to allocate, in whole or in part, to NCMI certain fees payable to NationsBank in such manner as NCMI and NationsBank agree in their sole discretion. You acknowledge that NationsBank may share with any of its affiliates (including NCMI) any information relating to the Acquisition and the Company, CCI and their respective subsidiaries and affiliates.

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Mr. Nagel
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November 27, 1995
     By executing this letter agreement, you agree to reimburse NationsBank and NCMI from time to time on demand for all reasonable out-of-pocket fees and expenses incurred in connection with the preparation, due diligence, administration, syndication, and enforcement of all documents executed in connection with the financing and the Amendment and the other transactions contemplated hereby, including without limitation, the legal fees of NationsBank's counsel, regardless of whether or not the Loans are closed and the Amendment is executed.
     If you are in agreement with the foregoing, please execute and return the enclosed copy of this Commitment Letter no later than 5:00 p.m. on November 28, 1995. This letter will become effective upon your delivery to us of executed counterparts of this letter. This commitment shall terminate if not so accepted by you prior to that time. Following acceptance by you, this commitment will terminate on February 1, 1996, unless the Acquisition has been made and the proposed financing concluded and the Amendment executed on or prior to such date.
     This letter may not be assigned by the Company without the prior written consent of NationsBank and may not be amended or any provision thereof waived or modified except by an instrument in writing signed by NationsBank and you. Except as required by applicable law, this letter and the contents thereof shall be CONFIDENTIAL and shall not be disclosed by you to any third parties without the prior written consent of NationsBank, other than to your attorneys, financial advisors and accountants, in each case to the extent necessary in your reasonable judgment.
     This letter may be executed in counterparts which, taken together, shall constitute an original. This letter embodies the entire agreement and understanding between NationsBank and the Company with respect to the specific matters set forth herein and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by NationsBank to make any oral or written statements inconsistent with this letter. THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF GEORGIA, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.
                                         Very truly yours,
                                         NATIONSBANK OF GEORGIA, N.A.
                                         By: /s/ Kathryn W. Robinson
                                         Title: Senior Vice President
                                         ACCEPTED AND AGREEED TO:
                                         This 28th day of November 1995
                                         KUHLMAN CORPORATION
                                         By: /s/ Vernon J. Nagel
                                         Title: Executive Vice President
                                            and CFO